Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256907

June 28, 2021

Dingdong (Cayman) Limited

Dingdong (Cayman) Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036, by telephone at 1-866-718-1649 or by emailing prospectus@morganstanley.com, or BofA Securities, Inc. at One Bryant Park, New York, NY 10036, United States, by telephone at +1 (800) 294-1322 or by emailing dg.prospectus_requests@bofa.com, or Credit Suisse Securities (USA) LLC at 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037, or by emailing usa.prospectus@credit-suisse.com. You may also access the Company’s most recent prospectus dated June 28, 2021, which is included in Amendment No. 4 to the Company’s registration statement on Form F-1, as filed with the SEC on June 28, 2021, or Amendment No.  4, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/0001854545/000119312521201751/d121652df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated June 22, 2021 (the “Preliminary Prospectus”). This free writing prospectus reflects the following amendments that were made to the Preliminary Prospectus. Terms are used in the manner described in the Preliminary Prospectus.

Amendment No. 4 reflects the amendment that we anticipate the number of ADSs to be offered in our initial public offering will be 3,702,000 (or 4,257,300 if the underwriters exercise their over-allotment option in full). The amendment of the number of ADSs offered results in the following changes:

•	Cover page – Appendix I replaces the cover page in its entirety.

•	ADSs offered by us – 3,702,000 ADSs (4,257,300 ADSs if the underwriters exercise their over-allotment option in full)

•	ADSs outstanding immediately after this offering – 3,702,000 ADSs (4,257,300 ADSs if the underwriters exercise their over-allotment option in full)

•

Ordinary shares outstanding immediately after this offering - 353,522,000 ordinary shares, which comprise 298,978,200 Class A ordinary shares and 54,543,800 Class B ordinary shares (or 299,811,150 ordinary shares if the underwriters exercise their over-allotment option in full to purchase an additional 832,950 Class A ordinary shares). This number assumes the conversion of all outstanding preferred shares into Class A ordinary shares immediately prior to the completion of this offering.

•	Over-allotment option – We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 555,300 additional ADSs.

•

Use of proceeds - We expect that we will receive net proceeds of approximately US$80.3 million, or approximately US$93.0 million if the underwriters exercise their over-allotment option in full, from this offering, assuming an initial public offering price of US$24.50 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds from this offering as follows: approximately 50% for increasing penetration in our existing markets and expanding into new markets; approximately 30% for investment in our upstream procurement capabilities; approximately 10% for investment in our technology and supply chain systems; and the balance for general corporate purposes and working capital.

•

US$1 test - A US$1.00 increase (decrease) in the assumed initial public offering price of US$24.50 per ADS would increase (decrease) the net proceeds to us from this offering by US$3.4 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, and assuming the underwriters do not exercise their over-allotment option.

•	Capitalization – Appendix II replaces the section “Capitalization” in its entirety.

•	Dilution – Appendix III replaces the section “Dilution” in its entirety.

•	Principal shareholders – Appendix IV replaces the section “Principal Shareholders” in its entirety.

•	Expenses related to this offering – Appendix V replaces the section “Expenses relating to this Offering” in its entirety.

Amendment No. 4 also reflects certain updates on indication of interest. The relevant disclosure on indication of interest on the cover page, in the Prospectus Summary section, Risk Factors section, and Underwriting Section in the Preliminary Prospectus is supplemented with the following description:

If any of these investors are allocated all or a portion of the ADSs in which they have indicated an interest in this offering and purchase any such ADSs, such purchases may reduce the available public float for our ADSs. As a result, any purchase of our ADSs by these entities in this offering may reduce the liquidity of our ADSs relative to what it would have been had these ADSs been purchased by other investors and thereby adversely impact the trading price of the ADSs.

Appendix I

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated June 28, 2021.

3,702,000 American Depositary Shares

Dingdong (Cayman) Limited

Representing 5,553,000 Class A Ordinary Shares

This is an initial public offering of 3,702,000 American depositary shares, or ADSs, by Dingdong (Cayman) Limited. Each two ADSs represents three of our Class A ordinary shares, par value US$0.000002 per share. We anticipate that the initial public offering price per ADS will be between US$23.50 and US$25.50.

Prior to this offering, there has been no public market for the ADSs or our Class A ordinary shares. We intend to apply for the listing the ADSs on the New York Stock Exchange under the symbol “DDL.”

Following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares and we will be a “controlled company” under the NYSE Listed Company Manual. Mr. Changlin Liang, our founder, director and chief executive officer, beneficially will own all of our issued and outstanding Class B ordinary shares and will be able to exercise 81.3% of the total voting power of our issued and outstanding share capital immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to 20 votes, subject to certain conditions, and is convertible into one Class A ordinary share at any time by the holder thereof.

Aspex Master Fund, Coatue Management, L.L.C., SVF II Cortex Subco (DE) LLC and Tiger Global Management, LLC, each an affiliate of our existing shareholders, have indicated interest in purchasing, directly or through their respective affiliates, up to US$50 million, US$50 million, US$50 million and US$50 million, respectively, of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such indications of interests are not binding agreements or commitments to purchase, and we and the underwriters are currently under no obligations to sell any ADSs to Aspex Master Fund, Coatue Management, L.L.C., SVF II Cortex Subco (DE) LLC or Tiger Global Management, LLC. If any of these investors are allocated all or a portion of the ADSs in which they have indicated an interest in this offering and purchase any such ADSs, such purchases may reduce the available public float for our ADSs. As a result, any purchase of our ADSs by these entities in this offering may reduce the liquidity of our ADSs relative to what it would have been had these ADSs been purchased by other investors and thereby adversely impact the trading price of the ADSs. See “Underwriting” for more information.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 15.

PRICE US$             PER ADS

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions (1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.

We have granted the underwriters the right to purchase up to 555,300 additional ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in U.S. dollars on or about                     , 2021.

MORGAN STANLEY	BofA Securities	Credit Suisse

HSBC

Mission Capital	FUTU	Tiger Brokers

Prospectus dated                     , 2021.

Appendix II

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis; (ii) the re-designation and re-classification of 54,543,800 issued and outstanding ordinary shares held by DDL Group Limited, which is in turn ultimately owned by Mr. Changlin Liang, into Class B Ordinary Shares on a one-for-one basis; and (iii) the re-designation and re-classification of all other issued and outstanding ordinary shares into Class A ordinary shares on a one-for-one basis, in each case immediately prior to the completion of this offering; and,

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; (ii) the re-designation and re-classification of 54,543,800 issued and outstanding ordinary shares held by DDL Group Limited, which is in turn ultimately owned by Mr. Changlin Liang, into Class B Ordinary Shares on a one-for-one basis; and (iii) the re-designation and re-classification of all other issued and outstanding ordinary shares into Class A Ordinary Shares on a one-for-one basis, in each case immediately prior to the completion of this offering; and (iv) the sale of 5,553,000 Class A ordinary shares in the form of 3,702,000 ADSs by us in this offering at an assumed initial public offering price of US$24.50 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2021
	Actual		Pro Forma		Pro Forma as adjusted (1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Non-current Liabilities
Long-term borrowings	41,750	6,372	41,750	6,372	41,750	6,372

Mezzanine Equity
Series Angel redeemable convertible preferred shares	12,597	1,923	—	—	—	—
Series Angel+ redeemable convertible preferred shares	41,255	6,297	—	—	—	—
Series Pre-A redeemable convertible preferred shares	55,843	8,523	—	—	—	—
Series A redeemable convertible preferred shares	145,056	22,140	—	—	—	—
Series A+ redeemable convertible preferred shares	14,581	2,225	—	—	—	—
Series B redeemable convertible preferred shares	376,363	57,444	—	—	—	—
Series B2 redeemable convertible preferred shares	243,929	37,231	—	—	—	—
Series B3 redeemable convertible preferred shares	866,364	132,233	—	—	—	—
Series B4-1 redeemable convertible preferred shares	286,073	43,663	—	—	—	—
Series B4 redeemable convertible preferred shares	472,283	72,084	—	—	—	—
Series C1 redeemable convertible preferred shares	3,203,209	488,905	—	—	—	—
Series D redeemable convertible preferred shares	4,589,391	700,478	—	—	—	—
Subscription receivable for Series D redeemable convertible preferred shares	(491,389)	(75,000)	—	—	—	—

Total Mezzanine Equity	9,815,555	1,498,146	—	—	—	—

Shareholders’ (Deficit)/Equity
Ordinary shares	1	—	—	—	—	—
Class A ordinary shares	—	—	3	1	3	1
Class B ordinary shares	—	—	1	—	1	—
Additional paid-in capital	160,808	24,544	9,976,360	1,522,689	10,502,692	1,603,023
Accumulated deficit	(7,499,452)	(1,144,640)	(7,499,452)	(1,144,640)	(7,499,452)	(1,144,640)
Accumulated other comprehensive loss	(18,335)	(2,798)	(18,335)	(2,798)	(18,335)	(2,798)

Total shareholders’ (Deficit)/Equity	(7,356,978)	(1,122,894)	2,458,577	375,252	2,984,909	455,586

Total Capitalization	2,500,327	381,624	2,500,327	381,624	3,026,659	461,958

Notes:

(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ deficit and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$24.50 per ADS, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ deficit and total liabilities, mezzanine equity and shareholders’ deficit by US$3.4 million.

Appendix III

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2021 was approximately US$375.3 million, or US$5.78 per ordinary share and US$8.67 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$24.50 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after March 31, 2021, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$24.50 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been US$455.6 million, or US$1.52 per ordinary share and US$2.28 per ADS. This represents an immediate increase in net tangible book value of US$0.25 per ordinary share and US$0.38 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$14.81 per ordinary share and US$22.22 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	16.33	US$	24.50
Net tangible book value as of March 31, 2021	US$	5.78	US$	8.67
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	1.27	US$	1.91
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	1.52	US$	2.28
Amount of dilution in net tangible book value to new investors in this offering	US$	14.81	US$	22.22

A US$1.00 increase (decrease) in the assumed initial public offering price of US$24.50 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$3.4 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.01 per ordinary share and US$0.01 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.66 per ordinary share and US$0.99 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2021, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	294,470,050	98.1%	US$	1,426,103,249	94.0%	US$	4.84	US$	7.26
New investors	5,553,000	1.9%	US$	90,699,000	6.0%	US$	16.33	US$	24.50

Total	300,023,050	100.0%	US$	1,516,802,249	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

Appendix IV

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below are based on 347,969,000 ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and 298,978,200 Class A ordinary shares and 54,543,800 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	% of Beneficial Ownership†	% of Aggregate Voting Power††	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership†	% of Aggregate Voting Power††
Directors and Executive Officers**:
Changlin Liang(1)	105,502,250	30.3%	30.3%	50,958,450	54,543,800	29.8%	82.2%
Le Yu	—	—	—	—	—	—	—
Yi Ding	—	—	—	—	—	—	—
Eric Chi Zhang	—	—	—	—	—	—	—
Philip Wai Lap Leung***	—	—	—	—	—	—	—
Weili Hong***	—	—	—	—	—	—	—
Xu Jiang	—	—	—	—	—	—	—
Ping Yang	—	—	—	—	—	—	—
Zhijian Xu	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	105,502,250	30.3%	30.3%	50,958,450	54,543,800	29.8%	82.2%

Principal Shareholders:
DDL Group Limited(2)	54,543,800	15.7%	15.7%	—	54,543,800	15.4%	78.5%
EatBetter Holding Limited(3)	40,181,400	11.6%	11.6%	40,181,400	—	11.4%	2.9%
Internet Fund V Pte. Ltd.(4)	19,749,750	5.7%	5.7%	19,749,750	—	5.6%	1.4%
General Atlantic Singapore DD Pte. Ltd.(5)	19,514,350	5.6%	5.6%	19,514,350	—	5.5%	1.4%
SVF II Cortex Subco (DE) LLC(6)	19,331,600	5.6%	5.6%	19,331,600	—	5.5%	1.4%
CMC Entities(7)	18,399,900	5.3%	5.3%	18,399,900	—	5.2%	1.3%
CTG Evergreen Investment C Limited(8)	17,819,000	5.1%	5.1%	17,819,000	—	5.0%	1.3%

Notes:

*	Less than 1% of our total outstanding shares.
**

Except as otherwise indicated below, the business address of our directors and executive officers is 4th Floor, Building 6, 500 Shengxia Road, Pudong New Area, Shanghai, 200125, People’s Republic of China.

***

Mr. Weili Hong and Mr. Philip Wai Lap Leung have accepted appointments as our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

†

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 347,969,000. The total number of ordinary shares outstanding after the completion of this offering will be 353,522,000, including 5,553,000 Class A ordinary shares to be sold by us in this offering in the form of ADSs, assuming that the underwriters do not exercise their option to purchase additional ADSs.

††

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to 20 votes per share, subject to certain conditions, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)

Represents (i) 54,543,800 ordinary shares held by DDL Group Limited, (ii) 5,588,250 Series Angel+ preferred shares, 5,188,800 Series B4-1 preferred shares held by EatTogether Holding Limited, and (iii) 40,181,400 ordinary shares held by EatBetter Holding Limited. DDL Group Limited is a British Virgin Islands business company limited by shares beneficially owned by Mr. Changlin Liang. DDL Group Limited is ultimately held by LX Family Trust, a trust established under the laws of British Virgin Islands and managed by TMF (Cayman) Ltd., as the trustee. Under the terms of this trust, Mr. Changlin Liang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by DDL Group Limited in our company. Immediately prior to the completion of this offering, the 54,543,800 ordinary shares held by DDL Group Limited will be redesignated into Class B ordinary shares on a one-for-one basis. EatTogether Holding Limited is a company incorporated in the British Virgin Islands and is wholly owned by Mr. Changlin Liang. EatBetter Holding Limited is a company incorporated in the British Virgin Islands, which holds ordinary shares allocated to award our employees under our Pre-IPO Plans. Mr. Changlin Liang has sole dispositive voting power over shares held by EatBetter Holding Limited. The registered office of DDL Group Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tort, British Virgin Islands. The registered address of EatTogether Holding Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(2)

Represents 54,543,800 ordinary shares held by DDL Group Limited. DDL Group Limited is a British Virgin Islands business company limited by shares beneficially owned by Mr. Changlin Liang. DDL Group Limited is ultimately held by LX Family Trust, a trust established under the laws of British Virgin Islands and managed by TMF (Cayman) Ltd., as the trustee. Under the terms of this trust, Mr. Changlin Liang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by DDL Group Limited in our company. Immediately prior to the completion of this offering, the 54,543,800 ordinary shares held by DDL Group Limited will be redesignated into Class B ordinary shares on a one-for-one basis. The registered office of DDL Group Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tort, British Virgin Islands.

(3)

Represents 40,181,400 ordinary shares held by EatBetter Holding Limited, which holds ordinary shares allocated to award our employees under our Pre-IPO Plans. EatBetter Holding Limited is a limited liability company incorporated in the British Virgin Islands. Mr. Changlin Liang has sole dispositive voting power over shares held by EatBetter Holding Limited. Such shares were allocated to award our employees under our Pre-IPO Plans. Its registered address is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)

Represents 16,963,000 Series B preferred shares, 1,029,350 Series C1 preferred shares and 1,757,400 Series D preferred shares held by Internet Fund V Pte. Ltd., a private limited company incorporated in Singapore. Internet Fund V Pte. Ltd. is beneficially owned by each of Charles P. Coleman III, Scott L. Shleifer and Tiger Global Singapore Pte. Ltd. Tiger Global Singapore Pte. Ltd. is the investment advisor of Internet Fund V Pte. Ltd. and is controlled by Charles P. Coleman III and Scott L. Shleifer, who exercise control over Internet Fund V Pte. Ltd. as its directors. The registered address of Internet Fund V Pte. Ltd. is 8 Temasek Boulevard, #32-02 Suntec Tower Three, Singapore 038988. All the preferred shares held by Internet Fund V Pte. Ltd. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(5)

Represents 12,867,100 Series C1 preferred shares, 2,809,050 Series A preferred shares, 2,080,800 Series B4-1 Preferred Shares and 1,757,400 Series D preferred shares held by General Atlantic Singapore DD Pte. Ltd., a private company limited by shares incorporated in Singapore. Its registered address is 80 Robinson Road #02-00, Singapore, 068898. General Atlantic Singapore DD Pte. Ltd. is wholly owned by General Atlantic Singapore Fund Pte. Ltd. (“GASF”). The majority shareholder of GASF is General Atlantic Singapore Interholdco Ltd. (“GASF Interholdco”). The shareholders of GASF Interholdco of the shares held of record by GASF are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners (Bermuda) IV, L.P. (“GAP Bermuda IV”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), General Atlantic Partners (Lux) SCSP (“GAP Lux”), GAP Coinvestments III, LLC (“GAPCO III”), GAPCO Coinvestments IV, LLC (“GAPCO IV”), GAPCO Coinvestments V, LLC (“GAPCO IV”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GAP Lux is General Atlantic GenPar, (Lux) ScSp (“GA GenPar Lux”) and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l. (“GA Lux”). The general partner of GAP Bermuda EU and GAP Bermuda IV and the sole shareholder of GA Lux is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited (“GAP (Bermuda) Limited”) is the general partner of GenPar Bermuda. General Atlantic LLC (“GA LLC”) is the managing member of GAPCO III, GAPCO IV, GAPCO V and the general partner of GAPCO CDA. There are nine members of the management committee of GA LLC (the “GA Management Committee”). The GA Funds are ultimately controlled by the GA Management Committee. All the preferred shares held by General Atlantic Singapore DD Pte. Ltd. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(6)

Represents 19,331,600 Series D+ preferred shares held by SVF II Cortex Subco (DE) LLC. SVF II Cortex Subco (DE) LLC. is wholly owned by SVF II Holdings (DE) L.P. The general partner of SVF II Holdings (DE) L.P. is SVF II Holdings GP (Jersey) Limited, which is wholly owned by SVF II Aggregator (Jersey) L.P. The General Partner of SVF II Aggregator (Jersey) L.P. is SVF II GP (Jersey) Limited, which is ultimately wholly owned by SoftBank Group Corp. (TYO: 9984). SoftBank Vision Fund II L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P. The manager of SoftBank Vision Fund II LP is SB Investment Advisers (UK) Limited. The general partner of SoftBank Vision Fund II L.P. is SVF II GP (Jersey) Limited, which is ultimately wholly owned by SoftBank Group Corp. (TYO: 9984). The registered address of SVF II Cortex Subco (DE) LLC is 251 Little Falls Drive, Wilmington, 19808. All the preferred shares held by SVF II Cortex Subco (DE) LLC will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(7)

Represents (i) 8,913,300 Series B3 preferred shares directly held by CMC Dynamite Holdings Limited (“CMC Dynamite I”), an exempted company with limited liability incorporated under the law of the Cayman Islands, (ii) 536,150 Series Angel+ preferred shares directly held by CMC Dynamite Holdings II Limited (“CMC Dynamite II”), an exempted company with limited liability incorporated under the law of the Cayman Islands, (iii) 2,329,900 Series B4 preferred shares directly held by CMC Dynamite Holdings III Limited (“CMC Dynamite III”), an exempted company with limited liability incorporated under the law of the Cayman Islands, (iv) 1,354,450 Series C1 preferred shares directly held by CMC Dynamite III, (v) 3,860,150 Series C1 preferred shares directly held by CMC Dynamite Holdings IV Limited (“CMC Dynamite IV”), an exempted company with limited liability incorporated under the law of the Cayman Islands, and (vi) 1,405,950 Series D preferred shares directly held by Alpha Yasai Holdings Limited (“Alpha Yasai”), an exempted company with limited liability incorporated under the law of the Cayman Islands. CMC Dynamite I, CMC Dynamite II, CMC Dynamite III and CMC Dynamite IV are respectively wholly owned by CMC Dynamite, L.P., CMC Dynamite II, L.P., CMC Dynamite III, L.P. and CMC Dynamite IV, L.P. The general partners of CMC Dynamite, L.P., CMC Dynamite II, L.P., CMC Dynamite III, L.P. and CMC Dynamite IV, L.P. is CMC Dynamite GP, L.P, whose general partner is CMC Capital Partners GP II, Ltd. Alpha Yasai is wholly owned by Alpha Plus Fund, L.P., whose general partner is Alpha Plus Fund GP, Ltd. CMC Capital Partners GP II, Ltd. and Alpha Plus Fund GP, Ltd. are ultimately wholly-owned by Mr. LI Ruigang. The registered address of CMC Dynamite I, CMC Dynamite II, CMC Dynamite III, CMC Dynamite IV and Alpha Yasai is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)

Represents 8,913,300 Series B3 preferred shares, 804,200 Series Angel+ preferred shares, 7,398,550 Series C1 preferred shares and 702,950 Series D preferred shares held by CTG Evergreen Investment C Limited. The registered address of CTG Evergreen Investment C Limited is CCS Trustees Limited, 263 Main Street, Road Town, Tortola, British Virgin Islands. CTG Evergreen Investment C Limited is owned by Capital Today Evergreen Fund, L.P., a limited partnership incorporated in the Cayman Islands. The general partner of Capital Today Evergreen Fund, L.P. is Capital Today Evergreen GenPar LTD., a Cayman Islands company, and is controlled by Ms. Xin Xu. All the preferred shares held by CTG Evergreen Investment C Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, we had 10,544,500 Series D preferred shares held by a record holder in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Appendix V

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$	11,844
FINRA Fee		16,784
Stock Exchange Application and Listing fee		25,000
Printing and Engraving Expenses		108,000
Legal Fees and Expenses		1,800,000
Accounting Fees and Expenses		1,648,928

Miscellaneous		405,260

Total	US$	4,015,816